Letter Agreement

June 30, 2016

Mr. Michael J. Hanson

c/o 18671 Lake Drive E.

Southwest Tech Center A

Minneapolis, MN 55317

RE: Amendment #3 to Borrowing Arrangement

Dear Mike,

This letter confirms our agreement as follows:

Michael J. Hanson hereby agrees to amend the final sentence of paragraph (a) of the “BORROWING AND REPAYMENT” section of the LOC Note to read as follows: “Cachet Financial Solutions, Inc. agrees to make interest only payments on January 31, 2017. The interest only payment is for interest that accrues on the principal balance from February 1, 2016 to date of payment. The outstanding principal and accrued interest balance of the Note shall be due and payable in full on January 31, 2017 (“Maturity Date”).”

If you are in agreement with the foregoing, please indicate as much by signing in the appropriate space below.

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan Meier
Bryan Meier / CFO

AGREED AND ACCEPTED

/s/ Michael J. Hanson
Michael J. Hanson